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[SAUL EWING LLP LOGO]                                           lawyers@saul.com
                                                                    www.saul.com
                                                                       Exhibit 5

                                             July 1, 2002


Liberty Property Trust
65 Valley Stream Parkway, Suite 100
Malvern, Pennsylvania 19355


     Re:  Liberty Property Trust
          Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as Maryland counsel for Liberty Property Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 117,000 Common Shares of Beneficial Interest of the Company, $0.001 par value (the "Shares"), proposed to be offered for resale from time to time, together or separately, at prices and on terms to be determined at the time of offering pursuant to a registration statement on Form S-3 (the "S-3 Registration Statement") and the prospectus contained in the S-3 Registration Statement (the "S-3 Prospectus").

          In connection with our representation of the Company and as a basis for the opinions hereinafter set forth, we have examined originals or photostatic copies of the following documents (hereinafter collectively referred to as the "Documents"):

          a. The S-3 Registration Statement, in the form filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act");

          b.   The S-3 Prospectus;

          c. The Amended and Restated Declaration of Trust of the Company recorded on May 29, 1997 (the "Declaration of Trust");

          d. Articles Supplementary of the Company recorded on August 7, 1997, Articles Supplementary of the Company recorded on December 23, 1997,
               Articles Supplementary of the Company recorded on July 28, 1999,


 100 South Charles Street * Baltimore, MD 21201-2773 * Phone: (410) 332-8600 *
                              Fax: (410) 332-8862
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                  BALTIMORE      CHESTERBROOK      HARRISBURG
           NEW YORK      PHILADELPHIA      PRINCETON      WILMINGTON

                    A DELAWARE LIMITED LIABILITY PARTNERSHIP
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Liberty Property Trust
July 1, 2002
Page 2


          Articles Supplementary of the Company recorded on April 18, 2000, and Articles Supplementary of the Company recorded on June 10, 2002 (the "Articles Supplementary");

     e.   The Bylaws of the Company;

     f. A certificate executed by James J. Bowes, Esquire, Secretary of the Company, dated July 1, 2002, as to the adoption of resolutions by the Board of Trustees of the Company on June 11, 2002;

     g. The Rights Agreement, dated as of December 17, 1997, by and between the Company and Bank of Boston, NA, as Rights Agent;

     h. A good standing certificate for the Company from SDAT dated June 26, 2002; and

     i. Such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

     In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

     1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or (b) by general equitable principles;

     2. Each individual executing any of the Documents on behalf of a party is duly authorized and legally competent to do so;

     3. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conformed to the original documents. All signatures on all such documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete;

     4. There will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares;

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Liberty Property Trust
July 1, 2002
Page 3


     5. At the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Shares will not have been modified or rescinded;

     6. The issuance, execution and delivery of the Shares, and the compliance by the Company with the terms of the Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

     7. The Liberty Property Limited Partnership is a limited partnership validly existing and in good standing under the laws of its state of formation;

     8. The consideration received or proposed to be received for the issuance and sale of the Shares as contemplated by the Second Restated and Amended Agreement of Limited Partnership of Liberty Property Limited Partnership, as amended (the "Partnership Agreement"), is not less than the par value per share; and

     9. The aggregate number of shares of the Company which would be outstanding after the issuance of any of the Shares and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company or Liberty Property Limited Partnership, a Pennsylvania limited partnership of whom the Company is the sole general partner, does not exceed the number of then-authorized shares of the Company.

     On the basis of the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that when and if the Shares have been duly issued and delivered in the manner and for the consideration contemplated by the Partnership Agreement, those Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                              Very truly yours,

                              /s/ Saul Ewing LLP

                              SAUL EWING LLP